EXHIBIT 5.1

January 22, 2009

Danvers Bancorp, Inc.

One Conant Street

Danvers, MA 01923

Re:          Legality of Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration on Form S-8 (the “Registration Statement”) of 2,497,950 shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of Danvers Bancorp, Inc, a Delaware corporation (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which may be issued from time to time pursuant to the Company’s 2008 Stock Option and Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP